EXHIBIT 10.26

Vishal Garg

175 Greenwich Street, Floor 59

New York, NY 10007

October 6, 2021

By Email

SVF II Beaver (DE) LLC

c/o SB Investment Advisers (UK) Limited

69 Grosvenor Street

London WIK 3JP UK

Attn: Manager

Re: Amendment to Irrevocable Voting Proxy

Dear SVF II Beaver (DE):

Reference is made to that certain irrevocable voting proxy (the “Proxy”), dated April 7, 2021, between SVF II Beaver (DE) LLC (the “Grantor”) and Vishal Garg. As you are aware, on May 10, 2021, Better HoldCo, Inc. (the “Company”), Aurora Acquisition Corp. (“Acquiror”) and Aurora Merger Sub I, Inc. (“Merger Sub”) entered into that certain Agreement and Plan of Merger, pursuant to which the Company, Acquiror and Merger Sub agreed to undertake a business combination pursuant to which (a) Acquiror will migrate to and domesticate as a Delaware Corporation, (b) Merger Sub will merge with and into the Company with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”), and (c) the Company will merge with and into Acquiror, with the Acquiror as the surviving corporation, which will change its name to Better Home & Finance Holding Company (the “Business Combination”). Capitalized terms used but not defined in this amendment letter have the meanings given to them in the Proxy.

1.     Amendment & Restatement of the Proxy. The Parties hereby agree to amend and restate the Proxy in the form attached as Exhibit A hereto for purposes of clarifying in the preamble that references to the “Company” shall also include Better Home & Finance Holding Company, as successor to the Company pursuant to the Business Combination, such that the shares of Better Home & Finance Holding Company Class B common stock received by the Grantor in exchange for the Subject Shares (as defined in the Proxy prior to its amendment hereby) pursuant to the Business Combination are subject to the terms of the Proxy without limitation.

2.     No Other Amendments to Proxy.

(i)	On and after the date hereof, each reference in the Proxy to “this Proxy”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Proxy as amended hereby.

(ii)	Except as otherwise expressly provided herein, all of the terms and conditions of the Purchase Agreement remain unchanged and continue in full force and effect.

3.    Miscellaneous. The provisions of Sections 8 – 20 (inclusive) of the Proxy are incorporated into, and shall apply to, this amendment letter, mutatis mutandis.

[Signature Page Follows]

Sincerely,

/s/ Vishal Garg
Vishal Garg

ACCEPTED AND AGREED

this 8 day of October, 2021 by:

SVF II Beaver (DE) LLC

By:	/s/ Ian Mclean
Name:	Ian Mclean
Title:	Manager

EXHIBIT A

BETTER HOLDCO, INC.

IRREVOCABLE VOTING PROXY

This irrevocable voting proxy (this “Proxy”) is effective as of April 7, 2021 and is made by and between SVF II Beaver (DE) LLC, a Delaware limited liability company (the “Grantor”), and Vishal Garg (the “Proxyholder” and, together with the Grantor, the “Parties”) with respect to the voting of shares of capital stock of Better Holdco, Inc., a Delaware corporation (including Better Home & Finance Holding Company as successor thereto, the “Company”), set forth herein.

RECITALS

WHEREAS, on or about the date hereof, Grantor has agreed to purchase the shares of the capital stock of the Company set forth on Schedule A pursuant to those certain Stock Transfer Agreements, dated as of April 7, 2021 or April 30, 2021, by and among the Grantor, the Company and the Sellers party thereto set forth on Schedule B (such agreement, the “Transfer Agreements” and all such shares and any common stock or other capital stock of the Company into which such shares may convert or for which such shares may be exchanged (including any shares of Better Home & Finance Holding Company received by Grantor) (the “Subject Shares”);

WHEREAS, Grantor wishes to appoint Proxyholder as proxy and attorney in fact with respect to the voting of the Subject Shares; and

WHEREAS, Proxyholder wishes to accept such appointment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Grant of Irrevocable Proxy. Subject to and contingent upon the final settlement of the claims and counterclaims alleged in U.S. Bank National Association v. Triaxx Asset Management LLC, et al., No. 18-cv-04404 (S.D.N.Y), the Grantor hereby irrevocably (except as otherwise set forth herein) appoints Proxyholder, with full power of substitution and re-substitution, as Grantor’s sole and exclusive proxy with sole and exclusive power to vote in the Grantor’s name and on the Grantor’s behalf the Subject Shares to vote or act by written consent solely with respect to any matter duly presented to the stockholders of the Company for a vote with respect to such voting power of the Subject Shares or waivers of rights of stockholders of the Company (other than the exercise or waiver of any appraisal or dissenter’s rights, rights of first refusal, co-sale rights, preemptive rights, information rights or any similar rights or approval over amendments or any other action that is disproportionately adverse to the Grantor or any applicable class or series of the Subject Shares and other similar rights, in each case, as set forth in the Stockholder Agreements (as defined in the Transfer Agreements)) in the sole and absolute discretion of the Proxyholder, and to receive copies of all notices with respect to the above, in each case with respect to the Subject Shares, and the Grantor hereby grants power of attorney to the Proxyholder with respect thereto.

The proxy and corresponding power of attorney described herein are coupled with an interest (including in light of the fact that the Proxyholder currently has certain other interests in the Company and its capital stock and is an officer and director of the Company). Furthermore, the Parties agree this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

The Grantor hereby revokes any and all previous proxies with respect to the Subject Shares, other than that certain proxy set forth in that certain Eighth Amended and Restated Voting Agreement, dated November 2, 2020, by and among the Company and the other parties named therein, and shall not hereafter, unless and until this Proxy terminates or expires pursuant to the terms of this Proxy, grant any other proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Proxy), arrangement or understanding with any person to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares.

Notwithstanding anything to the contrary herein, the rights granted by Grantor to the Proxyholder with respect to the Subject Shares pursuant to this Proxy shall terminate and be of no further force and effect (a) with respect to any Subject Share, upon the transfer of such Subject Share to a third party that is not an affiliate of Grantor in a bona fide arms’ length sale; provided, that such transfer is not made in violation of the provisions of the Tenth Amended and Restated Certificate of Incorporation of the Company dated November 2, 2020 (as amended), any Stockholder Agreement or this Proxy, (b) upon the termination for cause of the Proxyholder as the President and/or Chief Executive Officer of the Company or (c) if (i) one of the following events has occurred (A) the resignation, removal or termination (other than for cause) of the Proxyholder as the President and/or Chief Executive Officer of the Company, (B) the initiation of any criminal proceeding against the Company, the Proxyholder or any of their respective affiliates or the initiation of any material regulatory proceeding against the Company, the Proxyholder or any of their respective affiliates if the facts or circumstances that are the subject of such material regulatory proceeding have not been cured within one hundred eighty (180) days following the initiation of such proceeding, (C) the criminal conviction of, or finding of fraud or willful misconduct by a court of competent jurisdiction by, the Proxyholder or (D) a material breach by the Company or the Proxyholder of any of the representations or warranties set forth in those certain side letters entered into in connection with the Transfer Agreements that has resulted in a successful indemnification claim by Grantor pursuant to such side letter and (ii) such event has resulted in material impairment of the value of the Subject Shares relative to the aggregate of the Purchase Prices (as defined in the Transfer Agreements); provided that the existence of such material impairment shall be determined by a nationally recognized accounting firm to be mutually agreed by Grantor and Proxyholder.

2.    Representations and Warranties. The Grantor hereby represents and warrants to the Proxyholder that (a) the Grantor is duly authorized to execute and deliver this Proxy and that this Proxy is a valid and binding proxy, enforceable against the Grantor in accordance with its terms and (b) neither the execution of this Proxy nor the consummation by the Grantor of the transactions contemplated hereby will constitute a violation of or conflict with, or constitute a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Grantor is a party or by which Grantor is bound.

3.    Legends. Any certificate representing any of the Subject Shares subject to this Proxy may be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN IRREVOCABLE VOTING PROXY (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID IRREVOCABLE VOTING PROXY.

4.    Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to the Grantor by virtue of the Grantor’s ownership of the Subject Shares in connection with any stock split, stock dividend, recapitalization or reorganization, such shares shall automatically become subject to this Proxy as though such securities are deemed to constitute Subject Shares and may be marked with a legend reading substantially as set forth in Section 3.

5.    No Liability. The Proxyholder may take any action with regard to the Subject Shares permitted by this Proxy in her or his sole and absolute discretion. The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything that Proxyholder may do or refrain from doing related to the possession or exercise of this Proxy. The Grantor acknowledges and agrees that no duty or obligation, fiduciary or otherwise, is owed to the Grantor by the Proxyholder in connection with or as a result of the granting of this Proxy or by reason of any act or omission related to the possession or the exercise thereof, and, to the extent any duty shall nonetheless be deemed or found to exist, the Grantor hereby expressly and knowingly irrevocably waives, to the fullest extent permitted by applicable law, any and all such duty or duties arising out of the grant of this Proxy.

6.    Termination. This Proxy shall automatically terminate on the date that is five (5) years following the date hereof and as otherwise set forth in Section 1.

7.    Schedule of Subject Shares. Schedule A hereto sets forth the Subject Shares as of the date of this Proxy. Grantor agrees to inform Proxyholder of any shares of common stock or other capital stock of the Company acquired by the Grantor following the date of this Proxy, however acquired (other than any shares issued to Grantor directly by the Company in a new financing or private placement transaction) promptly following any such acquisition (“Subsequently Acquired Shares”). Grantor and Proxyholder agree to update Schedule A hereto to reflect any Subsequently Acquired Shares.

8.    Specific Performance. It is acknowledged that the rights of the Parties under this Proxy are unique, it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, in addition to any other remedies that may be available to a Party upon any such violation, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Proxy, none of the Parties shall raise the defense that there is an adequate remedy at law and each Party hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

9.    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Proxy shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any Subject Shares). Nothing in this Proxy, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Proxy, except as expressly provided in this Proxy.

10.    Governing Law. This Proxy and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of Delaware.

11.    Jurisdiction; Venue. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Eastern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Proxy, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Proxy except in the state courts of New York or the United States District Court for the Eastern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Proxy or the subject matter hereof may not be enforced in or by such court.

12.    Amendments. Any term of this Proxy may be amended and the observance of any term of this Proxy may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

13.    Titles and Subtitles. The titles and subtitles used in this Proxy are for convenience only and are not to be considered in construing or interpreting this Proxy.

14.    Severability. If one or more provisions of this Proxy are held to be unenforceable under applicable law, such provision shall be excluded from this Proxy and the balance of this Proxy shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

15.    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Proxy, the prevailing party or parties in such dispute shall be entitled to recover from the losing party or parties all fees, costs and expenses of enforcing any right of such prevailing party or parties under or with respect to this Proxy (in addition to any other relief to which the prevailing party or parties may be entitled), including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

16.    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) when delivered or sent if delivered in person, (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(i)	If to Grantor, to:

SVF II Beaver (DE) LLC

c/o SB Investment Advisers (UK) Limited

69 Grosvenor Street

London W1K 3JP UK

(ii)	If to Proxyholder, to:

Vishal Garg

175 Greenwich Street, Floor 59

New York, NY 10007

17.    Survival. Sections 5, 9, 10, 11, 13, 15 and 18 shall survive the termination of this Proxy.

18.    Advice of Counsel. Each Party acknowledges that, in executing this Proxy, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Proxy. This Proxy shall not be construed against any Party by reason of the drafting or preparation hereof.

19.    Further Documentation and Further Assurances. Each Party hereto agrees to take all such actions as may be necessary, and to execute and deliver any and all further agreements, documents or instruments necessary or appropriate to give full force and effect to the terms and intent of this Proxy or as reasonably requested by the other Party to evidence its rights hereunder.

20.    Counterparts and Electronic Execution. This Proxy may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature page follows)

GRANTOR:

SVF II BEAVER (DE) LLC

By:	/s/ Ian Mclean
Name:	Ian McLean
Title:	Manager

ACKNOWLEDGED AND AGREED TO

BY: PROXYHOLDER:

By:	/s/ Vishal Garg
Name:	Vishal Garg

Schedule A

Subject Shares

Class and Series of Capital Stock	Number of Shares
Series A Preferred Stock	616,030
Series A-1 Preferred Stock	7,542,734
Series B Preferred Stock	445,689
Series B-1 Preferred Stock	2,033,429
Series C Preferred Stock	1,086,735
Series C-1 Preferred Stock	1,821,049
Series C-2 Preferred Stock	659,492
Common B Stock	5,602,357
Common O Stock	498,157

Total:	20,305,672

Schedule B

List of Stock Transfer Agreements

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Goldman Sachs PSI Global Holdings, LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among 1/0 Mortgage Investment LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among KPCB Holdings, Inc. and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Elana Knoller and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among The Elin Marta Petursdottir 2020 Descendants Trust and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among The Sigurgeir Orn Jonsson 2020 Family Trust and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Sarah Pierce and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Peter Scherr and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Biscay GSTF III, LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 7, 2021, by and among Ally Ventures, a business unit of Ally Financial Inc. and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Goldman Sachs PSI Global Holdings, LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among 1/0 Mortgage Investment LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Elana Knoller and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among The Elin Marta Petursdottir 2020 Descendants Trust and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among The Sigurgeir Orn Jonsson 2020 Family Trust and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Sarah Pierce and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Peter Scherr and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Biscay GSTF III, LLC and SVF II Beaver (DE) LLC.

•	Stock Transfer Agreement, dated as of April 30, 2021, by and among Ally Ventures, a business unit of Ally Financial Inc. and SVF II Beaver (DE) LLC.